UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                        Alliance Resource Partners, L.P.
                      -------------------------------------
                                (Name of Issuer)


                                  Common Units
                      -------------------------------------
                         (Title and Class of Securities)


                                   01877R 10 8
                      -------------------------------------
                                 (CUSIP Number)


                                Thomas L. Pearson
                 Senior Vice President - Law and Administration,
                          General Counsel and Secretary
                           Alliance Management GP, LLC
                            1717 South Boulder Avenue
                              Tulsa, Oklahoma 74119


                                 (918) 295-7600
   ---------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                   May 8, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].




                              (Page 1 of 5 Pages)

----------------------------------------                      -------------------------------------------
         CUSIP NO. 01877R 10 8                   13D/A                          PAGE 2 OF 5 PAGES
---------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                The Beacon Group Energy Investment Fund, L.P.              13-3777429

---------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [ ]
                                                                                       (b)  [ ]
---------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                None.
---------------------------------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(D) OR 2(E)                                               [ ]
---------------------------------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
---------------------------------------------------------------------------------------------------------

                               7    SOLE VOTING POWER

                                      None.
                         --------------------------------------------------------------------------------
       NUMBER OF
         SHARES                8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                      None
          EACH           --------------------------------------------------------------------------------
       REPORTING
      PERSON WITH              9    SOLE DISPOSITIVE POWER

                                      None
                         --------------------------------------------------------------------------------

                              10    SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                None.
---------------------------------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*      [ ]
---------------------------------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                None.

---------------------------------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                HC, PN

---------------------------------------------------------------------------------------------------------
                                  SEE INSTRUCTIONS BEFORE FILLING OUT!
---------------------------------------------------------------------------------------------------------




                              (Page 2 of 5 Pages)

----------------------------------------                      -------------------------------------------
         CUSIP NO. 01877R 10 8                   13D/A                          PAGE 3 OF 5 PAGES
---------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                MPC Partners, LP           13-3909552

---------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [ ]
                                                                                       (b)  [ ]
---------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4         SOURCE OF FUNDS

                None.
---------------------------------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(D) OR 2(E)                                               [ ]
---------------------------------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
---------------------------------------------------------------------------------------------------------

                               7    SOLE VOTING POWER

                                      None.
                         --------------------------------------------------------------------------------
       NUMBER OF
         SHARES                8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                      None
          EACH           --------------------------------------------------------------------------------
       REPORTING
      PERSON WITH              9    SOLE DISPOSITIVE POWER

                                      None
                         --------------------------------------------------------------------------------

                              10    SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                None.
---------------------------------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*      [ ]
---------------------------------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                None.

---------------------------------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                HC, PN

---------------------------------------------------------------------------------------------------------
                                  SEE INSTRUCTIONS BEFORE FILLING OUT!
---------------------------------------------------------------------------------------------------------



                               (Page 3 of 5 Pages)

         This amendment (the "Amendment") amends and supplements the information set forth in the Statement on Schedule 13D filed on August 30, 1999 by Beacon Energy Investors, LLC, The Beacon Group Energy Investment Fund, L.P., a Delaware limited partnership ("Fund I"), Energy Fund Sub, Inc., MPC Partners, LP, a Delaware limited partnership ("MPC"), Alliance Resource Holdings, Inc., a Delaware corporation ("ARH") and Alliance Resource GP, LLC.(the "Statement"), relating to common limited partnership interests (the "Common Units") of Alliance Resource Partners, L.P., a Delaware limited partnership (the "Issuer"). In addition to Item 5 which is specifically amended and supplemented by this Amendment, each Item of the Statement to which the information set forth herein is relevant is amended thereby.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         On May 8, 2002, Fund I and MPC sold their shares of capital stock of ARH, the parent corporation of the special general partner of the Issuer. Accordingly, Fund I and MPC no longer have a beneficial ownership interest in any of the Issuer's outstanding Common Units and are no longer subject to filing requirements under Rule 13d-1.




                               (Page 4 of 5 Pages)

                                    SIGNATURE


         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this Statement may be filed on behalf of Fund I and MPC.

May 24, 2002

                                  THE BEACON GROUP ENERGY INVESTMENT FUND, L.P.
                                  By: Beacon Energy Investors, LLC, its general
                                      partner
                                  By: Energy Fund GP, Inc., a Member

                                      /s/  Preston R. Miller, Jr.
                                  ---------------------------------------------
                                  Name:  Preston R. Miller, Jr.
                                  Title: Managing Director



                                  MPC PARTNERS, LP
                                  By: Energy Fund Sub, Inc., its general partner

                                      /s/  Preston R. Miller, Jr.
                                  ---------------------------------------------
                                  Name:  Preston R. Miller, Jr.
                                  Title: Managing Director






                               (Page 5 of 5 Pages)